
                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES                 Exhibit #12
    COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                      (Dollars in millions, except ratios)


                                     Three Months Ended              Fiscal Year Ended
                                     ------------------    ------------------------------------------
                                     March 31, March 31,   Dec. 31, Dec. 31, Dec. 31, Jan. 1, Jan. 2,
                                       1998     1997         1997     1996     1995    1995    1994
                                     --------- ---------   -------- -------- -------- ------- -------
Income before taxes on income          $64.5   $143.5      $629.2   $455.9   $389.4   $286.3  $93.7
Adjustments:
  Share of earnings (losses) before
   taxes of 50% owned companies         27.1     18.5       111.5    130.3     95.2     89.0 (137.0)
  Gain (loss) before taxes of greater
    than 50% owned unconsolidated
    subsidiary                                                         0.7     (3.1)    (4.0)  (3.1)
  Distributed income of less than
    50% owned companies and share
    of loss if debt is guaranteed         0.1                                            2.1    4.5
  Amortization of capitalized interest    3.6      3.5       16.6    11.8       9.6     13.3   13.0
  Fixed charges net of capitalized
    interest                             34.5     35.2      149.9   105.9      82.7    128.7   91.4
                                        -----   ------     ------  ------    ------   ------  -----

Earnings before taxes and fixed
  charges as adjusted                  $129.8   $200.7     $907.2  $704.6    $610.1   $515.4  $62.5
                                       ======   ======     ======  ======    ======   ======  =====

Fixed charges:
  Interest incurred                    $ 27.3   $ 25.0     $104.7  $ 73.6    $ 65.4   $ 64.9  $51.1
  Share of interest incurred of 50%
    owned companies and interest on
    guaranteed debt of less than
    50% owned companies                  10.2     10.0       51.0    38.7      10.2     60.8   40.9
  Interest incurred by greater than 50%
    owned unconsolidated subsidiary                                             0.7      0.8    0.8
  Portion of rent expense which
    represents interest factor            5.3      3.3       15.9    12.1      13.3     10.8    7.3
  Share of portion of rent expense which
    represents interest factor for 50%
    owned companies                       1.6      0.7        3.8     1.4       2.7      9.4    9.1
  Portion of rent expense which represents
    interest factor for greater than 50%
    owned unconsolidated subsidiary                                                      0.1    0.1
  Amortization of debt costs              0.7      0.4        1.6     2.2      (0.1)     0.6    0.4
                                       ------   ------      -----   -----     -----    -----  -----

Total fixed charges                      45.1     39.4      177.0   128.0      92.3    147.3  109.7
Capitalized interest                    (10.6)    (4.2)     (27.1)  (22.1)     (9.6)   (18.6) (18.3)
                                       ------   ------      -----   -----     -----    -----  -----

Total fixed charges net of capitalized
  interest                             $ 34.5   $ 35.2      $149.9  $105.9   $ 82.7   $128.7  $91.4
                                       ======   ======      ======  ======   ======   ======  =====

Preferred dividends:
  Preferred dividend requirements      $  3.8   $  3.8      $ 15.3  $ 15.7   $ 15.7   $  8.2 $  2.1
  Ratio of pre-tax income to income
    before minority interest and
    equity earnings                       1.5      1.5         1.5     1.5      1.4      1.4    1.0
                                       ------   ------      ------  ------   ------   ------ ------
  Pre-tax preferred dividend requirement  5.7      5.7        23.0    23.6     21.7     11.8    2.2

Total fixed charges                      45.1     39.4       177.0   128.0     92.3    147.3  109.7
                                       ------   ------      ------  ------   ------   ------ ------

Fixed charges and pre-tax preferred
  dividend requirement                 $ 50.8   $ 45.1      $200.0  $151.6   $114.0   $159.1 $111.9
                                       ======   ======      ======  ======   ======   ====== ======

Ratio of earnings to combined fixed
  charges and preferred dividends         2.6x     4.5x        4.5x    4.7x     5.4x     3.2x     -
                                       ======   ======      ======  ======   ======   ====== ======

Earnings did not cover combined fixed charges and preferred dividends by $49.4 in the fiscal year ended January 2, 1994.
                                     - 17 -